Exhibit 99.YY
VICTORIA SQUARE VENTURES INC.
March 30, 2009
BELLUS Health Inc.
275 boul. Armand-Frappier
Laval, Québec
H7V 4A7

Attention:	Mariano Rodriguez Vice-President, Finance & Chief Financial Officer
Dear Sirs:
We have been discussing the terms and conditions of a proposed issuance by BELLUS Health Inc. (“Bellus”) to the undersigned of senior convertible notes. The following sets forth our agreement concerning same:
1.	Transaction Structure of the Notes. The undersigned shall subscribe for Cdn. $10.5 million of senior convertible notes of Bellus (the “Notes”). The Notes shall be issued pursuant to prospectus exemptions under applicable Canadian securities laws. The transaction structure of the Notes shall be as follows:
(a)	The Notes shall be issued in two tranches, with the first tranche (the “First Drawdown”) to be subscribed for on April 8, 2009 (the “First Drawdown Date”) and the second tranche (the “Second Drawdown”) to be subscribed for on June 3, 2009 (the “Second Drawdown Date”).

(b)	The amount of the First Drawdown will be Cdn. $5 million.

(c)	The amount of Second Drawdown will be Cdn. $5.5 million.
2.	Maturity Date for the Notes. The principal amount of each tranche of the Notes shall become due five years and one day from the First Drawdown Date (the “Maturity Date”). Upon maturity, the undersigned shall have the option to receive cash or common shares of Bellus at the Conversion Price (as defined below).
3.	Interest on the Notes.
(a)	The Notes will bear interest at an annual rate of 15%.

(b)	Interest shall be added to the principal and shall be due at the earlier of (i) the Maturity Date; and (ii) the occurrence of a Triggering Event (as defined below).

(c)	At the option of the undersigned, all accrued interest may be converted at the time that it is due into common shares of Bellus at the Conversion Price.

(d)	Where a Triggering Event occurs and the undersigned elects to convert the accrued interest into common shares of Bellus at the Conversion Price, such accrued interest shall be deemed to equal the amount of interest that the undersigned would have received had the Notes matured on the Maturity Date.
4.	Conversion of Notes. At the option of the undersigned, the Notes may be converted in whole or in part into common shares of Bellus at the conversion price of Cdn. $0.20 per share (the “Conversion Price”). The right of conversion may only be exercised at the earlier of (i) the Maturity Date; and (ii) the date of the occurrence of a Triggering Event (as defined below).

5.	Use of Proceeds from Notes. The proceeds from the subscription of the Notes shall be used for general working capital purposes.

6.	Collateral. In order to secure the repayment of the Notes, Bellus shall grant (or cause to be granted) the undersigned first-ranking security over all of the intellectual property and movable property of Bellus and each of its current and future subsidiaries. In addition, Bellus shall pledge its shares of any current or future subsidiary of Bellus to the undersigned. It is understood that any floating rate interest-bearing notes issued to Bellus in exchange for the asset-backed commercial paper held by Bellus shall not be subject to the security contemplated hereby.

7.	Ranking of Notes. The Notes shall rank senior in right of payment and in security to all existing and future debt and security of Bellus. With respect to the Vitus Notes (as defined below) issued by Bellus and any senior convertible notes issued by Bellus to any third-party subscriber as contemplated in paragraph 19 below (the “Third Party Notes”), same will rank pari passu amongst themselves.

8.	Guarantors of Notes. All current and future subsidiaries of Bellus shall be required to guarantee the obligations of Bellus under the Notes.

9.	Right of Prepayment of Notes. There shall be no right of prepayment of the Notes.

10.	Piggyback Right. While the Notes are outstanding, should Bellus or any subsidiary thereof issue any securities (including any senior convertible notes) to any third party or effect any financing with any third party upon terms or conditions which, in the opinion of the undersigned, are more favourable to such third party than the terms or conditions of the Notes issued to the undersigned, the undersigned shall have the right to benefit from each such more favourable term or condition and shall have the right to convert the Notes to the same securities as those issued to such third party.

11.	Anti-dilution. While the Notes are outstanding, the Conversion Price will be subject to full ratchet anti-dilution protection in the event that Bellus issues additional equity for an amount that is less than the Conversion Price. In addition, the Conversion Price will be subject to appropriate adjustment in the event of stock splits, reverse splits, stock dividends, recapitalization, mergers, acquisitions or similar events, including any going private transaction.

12.	Triggering Events (Events of Default). The definitive agreement to be executed by the undersigned and Bellus relating to the Notes (the “Definitive Notes Agreement”) shall provide for customary events of default for transactions of this nature, as well as an event of default in the event of a change of control of Bellus or a takeover bid for Bellus (collectively, a “Triggering Event”). The Definitive Notes Agreement shall provide that the right of conversion of the Notes contemplated in and by this letter agreement shall survive the occurrence of a Triggering Event.

13.	Covenants of Bellus. The Definitive Notes Agreement shall provide that while the Notes are outstanding:
(a)	Bellus shall provide the undersigned with standard reporting information.

(b)	Bellus shall not, without the consent of the holders of not less than 66.67% of the aggregate principal amount of the outstanding Notes, the outstanding Vitus Notes and any outstanding Third Party Notes (collectively, the “Bellus Notes”), as relates to itself and any subsidiary:
(i)	Deviate from the approved business plan or budget of Bellus;

(ii)	Incur any additional indebtedness, refinance any existing indebtedness or guarantee any additional indebtedness, except for customary permitted indebtedness exceptions;

(iii)	Amend its articles of incorporation;

(iv)	Subject to paragraph 17(n), change the size of its board of directors or the composition of its senior management or any of its management compensation arrangements;

(v)	Grant any security interest or other encumbrance, other than customary permitted encumbrance exceptions;

(vi)	Make any investment outside of ordinary course of business;

(vii)	Declare or pay any dividends, or make any distributions to its shareholders, or repurchase or redeem any of its equity, or pre-pay any indebtedness subordinated to the Bellus Notes, with the exception of the cumulative stock dividend to be issued pursuant to the amendment of the Existing Notes, as contemplated in the Bellus Option Letter (as defined below);

(viii)	Enter into any transaction with any affiliate or related party; and

(ix)	Subject to paragraph 17(o), enter into any agreement relating to the right to nominate representatives to its board of directors.
14.	Representations and Warranties. The Definitive Notes Agreement shall contain customary representations and warranties by Bellus for transactions of this nature.

15.	Additional Provisions. The Definitive Notes Agreement shall contain a right of first refusal with respect to any new shares to be issued by Bellus and any subsidiary and for any additional third-party indebtedness by Bellus and any subsidiary.

16.	Right of Assignment of the Notes. The Definitive Notes Agreement shall prohibit any right of assignment by Bellus of its obligations under the said agreement or the Notes, but shall have no restriction on the right of the undersigned to assign its rights under the said agreement or the Notes.

17.	General Conditions Precedent. The obligation of the undersigned to subscribe for the Notes shall be subject to the fulfillment (or waiver at the sole discretion of the undersigned) of each of the following conditions precedent on or before the First Drawdown Date:
(a)	The execution of the Definitive Notes Agreement by Bellus (and any related security documentation by Bellus and, if applicable, by its subsidiaries) in favour of the undersigned setting forth the terms and conditions relating to the issuance of the Notes as contemplated in this letter agreement and containing customary provisions appropriate for a transaction of this nature, the whole to the satisfaction of the undersigned, acting reasonably.

(b)	The receipt by the undersigned of a favourable opinion from external legal counsel to Bellus relating to the legality, validity and enforceability of the documentation executed by Bellus relating to the Notes, the whole to the satisfaction of the undersigned, acting reasonably.

(c)	Vitus Investments III Private Limited shall have agreed to subscribe for Notes (the “Vitus Notes”) in the aggregate principal amount of Cdn. $10 million on the same terms and conditions as those set forth herein as relates to the Notes, the whole to the satisfaction of the undersigned, acting reasonably.

(d)	There shall have been no Triggering Event.

(e)	Bellus shall have fulfilled any conditions precedent that any subscriber of Third Party Notes may have reasonably required.

(f)	All regulatory approvals for the transactions contemplated in and by this letter agreement shall have been obtained by Bellus and any conditions precedent relating to such approval shall have been fulfilled.

(g)	All necessary corporate action on the part of Bellus relating to the transactions contemplated in and by this letter agreement shall have been taken, to the satisfaction of the undersigned.

(h)	The undersigned shall have first-ranking security over all of the intellectual property and movable property of Bellus and each of its subsidiaries, and Bellus shall have pledged its shares of any subsidiary of Bellus to the undersigned.

(i)	No approval of the shareholders of Bellus shall be required in connection with the transactions contemplated in and by this letter agreement, including, without limitation, the amendment to the Existing Notes and the transactions contemplated thereby.

(j)	There shall be no injunction, restraining order or decree or outstanding legal proceeding of any nature that restrains or prohibits or seeks to restrain or prohibit the consummation of the transactions contemplated by this letter agreement or otherwise seeks to modify the terms of this letter agreement or questions the validity or legality of this letter agreement or any of the transactions contemplated hereby.

(k)	Each of the 6% senior convertible notes due in 2026 and in 2027, respectively, issued by Bellus (collectively, the “Existing Notes”) shall have been amended, with the consent of the holder thereof, in accordance with the option made by such holder pursuant to the letter sent to such holder by Bellus dated March 16, 2009, as amended on March 24, 2009 (the “Bellus Option Letter”), the whole to the satisfaction of the undersigned, acting reasonably.

(l)	With respect to the holders of the Existing Notes who have exercised the Preferred Share Option as set forth in the Bellus Option Letter, Bellus shall have received from same a notice of exercise of the conversion of their Existing Notes into preferred shares of Bellus as contemplated in the Bellus Option Letter, the whole to the satisfaction of the undersigned, acting reasonably.

(m)	Bellus shall have executed an amendment to its lease of the current premises of Bellus with the landlord thereof (Alexandria Capital), which amendment shall provide for a reduction in the occupancy costs of such premises by U.S. $2 million per annum and a right of early termination of the lease in favour of Bellus at two and three years from the date of execution of such amendment, the whole to the satisfaction of the undersigned, acting reasonably.

(n)	At the next annual general meeting of the shareholders of Bellus, Bellus shall have taken all reasonable steps so that the board of directors of Bellus shall be reduced to seven members.

(o)	While the Notes are outstanding, Bellus shall have taken all reasonable steps to ensure that as and from (and including) the next annual general meeting of the shareholders of Bellus, two of the management slate of nominees for election to the board of directors of Bellus at every meeting of shareholders called for that purpose shall be nominees of the undersigned (pursuant to a board representation agreement to be entered into between the undersigned and Bellus) and Bellus shall support the nominees of the undersigned for election at every meeting of shareholders of Bellus called for such purpose.
18.	Exercise of Recourses by the Holders Against Bellus. The Definitive Notes Agreement shall provide that the approval of holders of not less than 66.67% of the aggregate principal amount of all of the outstanding Bellus Notes shall be required in order to exercise any recourses against Bellus.

19.	Third-Party Subscriber. It is understood that Bellus is seeking one or more third parties (excluding Vitus Investments III Private Limited) to subscribe for senior convertible notes of Bellus , such that the total subscription for all Bellus Notes issued by Bellus shall not exceed, in the aggregate, Cdn. $30 million unless the undersigned agrees otherwise. In this regard, the targeted date for the subscription and payment in full by any such third party for such notes shall be the Second Drawdown Date. However, it is understood that there is no guarantee that Bellus will ultimately be successful in obtaining such third-party subscriptions, and that the failure to obtain such third-party subscriptions shall not affect any of the rights or obligations of the undersigned or Bellus as set forth in this letter agreement. The provisions of paragraph 10 hereof shall apply in the event that Bellus does agree to a third-party subscription for senior convertible notes of Bellus or any subsidiary thereof upon any term or condition that is more favourable to such third party than the terms and conditions of the Notes as contemplated in this letter agreement.

20.	Effect of Termination. The Definitive Notes Agreement shall provide that in the event the transactions contemplated in such agreement do not close following the execution thereof, certain rights will survive in favour of the undersigned.

21.	Modification to Terms. The Definitive Notes Agreement shall provide for the approval of holders of not less than 66.67% of the aggregate principal amount of the outstanding Bellus Notes in order to amend the terms of any Bellus Note or any agreement relating thereto, it being understood that any amendment to any Bellus Note must be made to all of the Bellus Notes, without deviation.

22.	Governing Law. The Definitive Notes Agreement and the all ancillary agreements contemplated thereby shall be governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein.

23.	Expenses. Bellus shall pay all reasonable expenses incurred by the undersigned in the preparation and negotiation of the Definitive Notes Agreement and all ancillary documents and agreements related thereto, whether or not the transactions contemplated in the Definitive Notes Agreement close.

24.	Set-up Fee. Bellus shall pay to the undersigned on the Second Drawdown Date an aggregate set-up fee of 1.5% of the aggregate principal amount of the Bellus Notes, payable in additional Notes.
Bellus shall obtain the prior written approval of the undersigned in respect of any press release or other disclosure regarding this letter agreement or its contents, which approval shall not be unreasonably withheld. Bellus shall not provide a copy of this letter agreement, or otherwise communicate its contents, to any third party without the prior consent of the undersigned, at its sole discretion.
This letter agreement replaces any previous financing commitments by the undersigned, Power Technology Investment Corporation or their respective affiliates.
Would you please indicate your acceptance of the terms and conditions of this letter agreement by signing this letter agreement in the space provided below and returning such signed copy to the undersigned no later than 5.00 p.m. Montreal time on March 31, 2009, failing which this letter agreement shall be null and void. This letter agreement shall be governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein.

The parties acknowledge that they have required that the present letter agreement be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention.
Yours truly,
VICTORIA SQUARE VENTURES INC.

Per:
Name:
Title:

AGREED TO AND ACCEPTED this day of March, 2009.

BELLUS HEALTH INC.

Per:
Name:
Title: